EXHIBIT 99.1

NEWS For Immediate Release

Editorial Contact: Erin Jones

949-754-8032

erin.jones@quest.com

Investor Contact: Scott Davidson

949-754-8659

scott.davidson@quest.com

QUEST SOFTWARE ACQUIRES AFTERMAIL

Quest Extends Reach in Email Archiving Market with

Additional Messaging Platform Support

ALISO VIEJO, Calif. and WELLINGTON, New Zealand, January 5, 2006 – Quest Software, Inc. (Nasdaq: QSFT), a leading provider of application, database and infrastructure management solutions, today announced that it has acquired AfterMail Limited, a privately held leader in enterprise e-mail intelligence. The acquisition expands the e-mail platforms supported by Quest Software’s archive solution from purely Microsoft Exchange to heterogeneous enterprises using IBM Lotus Notes, Novell GroupWise, Sendmail and other SMTP-based systems.

“This acquisition helps us continue to win in the storage management and compliance archiving space. In addition, it will allow our customers to extend beyond storage and compliance to enable collaborative information sharing and integration,” said Steve Dickson, general manager, Infrastructure Management Solutions, Quest Software. “Together with the people and products of AfterMail, Quest now strengthens its e-mail archiving solution to offer truly intelligent e-mail archiving that enhances the overall value and investments companies make in their critical messaging infrastructure.”

Quest plans to retain the AfterMail product development team based in Wellington, New Zealand. To further underscore its commitment to the Australian and New Zealand markets, Quest also plans to increase its sales focus in the region with the establishment of a New Zealand sales office.

“With the support and brand strength of Quest, our leading-edge technology and our aligned visions, we see this acquisition as a way of accelerating our growth as a leader in the strategic e-mail archiving market segment,”

said Rod Drury, chief executive officer of AfterMail. “This is an exciting investment in our team, and in New Zealand. As a part of Quest, we now have access to a rapidly expanding global market.”

Under the terms of the acquisition, which closed January 4, 2006, Quest acquired all of the outstanding shares of AfterMail for a cash payment of approximately $14.7 million plus potential performance-based consideration of up to $30 million in cash over three years. Additional financial details will be provided during Quest Software’s Fourth Quarter and Fiscal 2005 Earnings conference call to be held on February 8, 2006.

Further details on Quest Software’s integrated e-mail archiving solution will be announced later this month.

About Quest Infrastructure Management

Quest Software’s Infrastructure Management solutions simplify, automate and secure Active Directory, Exchange and Windows, as well as integrate Unix and Linux into the managed environment. Quest Infrastructure Management products deliver comprehensive capabilities for secure management, migration and integration of the heterogeneous enterprise.

About Quest Software, Inc.

Quest Software, Inc. delivers innovative products that help organizations get more performance and productivity from their applications, databases and infrastructure. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 18,000 customers worldwide meet higher expectations for enterprise IT. Quest Software can be found in offices around the globe and at www.quest.com.

Quest and Quest Software are registered trademarks of Quest Software, Inc. The Quest Software logo and all other Quest Software product or service names and slogans are registered trademarks or trademarks of Quest Software, Inc. All other trademarks and registered trademarks are property of their respective owners.

Forward Looking Statements

This release may include predictions, estimates and other information that might be considered forward-looking statements, including statements relating to the acquisition and integration of AfterMail Limited and anticipated benefits of the acquisition. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ from those anticipated as a result of various factors, including difficulties encountered in integrating AfterMail’s business and products, the competitive environment in the software industry and competitive responses to the transaction, as well as the impact of economic conditions on our customers, variations in the size and timing of customer orders, competitive products and pricing; rapid technological change, risks associated with the development and market acceptance of new or enhanced products; disruptions caused by acquisitions of companies and/or technologies, risks associated with international operations and the need to attract and retain qualified personnel. For a discussion of these and other related risks, please refer to our recent SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the period ended September 30, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

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